Exhibit 10.3
SEPARATION RELEASE AGREEMENT
This Separation Release Agreement (“Agreement”) is entered into by and between Martha Finn Brooks (“Employee”) and Novelis Inc. (“Novelis”) this 8th day of May, 2009.
     WHEREAS, the Employee has elected to resign of her own accord from her position as President and Chief Operating Officer; and
     WHEREAS, the Employee delayed such resignation for a period in order to (a) allow Hindalco Industries Limited and the Aditya Birla Group to select her successor and (b) facilitate an efficient transition to new leadership;
     NOW, THEREFORE, the parties agree as follows:
1.	Separation Date: The Employee’s resignation from employment with Novelis will be effective May 8, 2009, (“Separation Date”).

2.	Goodwill Incentive: As consideration for the delayed resignation and covenants of Employee, as set out in this Agreement, the Employee shall be entitled to :
a) 1,000,000 SARs (Stock Appreciation Rights of the Hindalco Stock) at an exercise price of INR 60.50, as approved by the Board of Directors of Novelis. Each SAR shall be equivalent to one Hindalco Share.
b) The SARs shall vest on the Separation Date and have an exercise period of 3 years from date of vesting i.e. until May 8th 2012, close of business hours, Atlanta time. The employee may exercise the vested SARs, in whole or in part, at any time during the exercise period. Any unexercised SARs shall lapse at the end of the exercise period.
c) The value to the Employee shall be the increase in the value of Hindalco share from the exercise price, subject to a cap at stock price reaching INR 143.75, as traded on the National Stock Exchange in India. The stock price shall be as of close of business hours or last traded and the currency conversion shall be as on date of exercise.
d) The total value shall be paid in cash to the Employee in U.S. dollars within two weeks of each exercise. The payout would be subject to US taxes as applicable to the Employee.
e) In the event that Hindalco shares cease being publicly traded before all of your SARs are exercised, the unexercised SARs shall be settled in cash at the per share closing price of Hindalco’s shares on their last trading day, subject to the maximum price of INR 143.75.

3. Indemnification: Employee is entitled, to the maximum extent legally permitted, to be indemnified by Novelis for all costs, charges and expenses Employee reasonably incurs in connection with any civil, criminal, administrative, investigative, or other proceeding to which Employee is subject to due to Employee’s association with Novelis. Novelis will make advances to Employee to cover such costs, charges and expenses on the condition that (a) Employee acted honestly and in good faith with a view to the best interests of the corporation and (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, Employee had reasonable grounds for believing that Employee’s conduct was lawful. If either (a) or (b) in the preceding sentence is not true, then Employee must repay to Novelis Inc. or its insurance carrier, as applicable, any funds paid to Employee by Novelis or its insurance carrier for the costs, charges and expenses described in the preceding sentence. Paragraph 4 specifically does not apply to the costs, charges and expenses, for which Employee is entitled to be indemnified under this paragraph 3.
4. Release: (a) As further consideration for the Goodwill Incentive, Employee on her own behalf and on behalf of her heirs, legal representatives, executors, administrators and assigns does hereby voluntarily waive, release, hold harmless, acquit and forever discharge Novelis, its predecessors, parents, subsidiaries and affiliated companies, successors and assigns, and their past, present and future officers, directors, employees, representatives and agents, from (i) any and all claims, charges, complaints, demands, damages, lawsuits, actions or causes of action she had, has or may have, known or unknown, and of any kind or description whatsoever, which arose prior to May 8, 2009 including, for greater certainty, all claims under each of the Change in Control Agreement between Employee and Novelis dated September 24 and 25, 2006, the letter from Novelis to Employee dated November 8, 2004, the letter from Alcan Inc. to Employee dated May 2, 2002 and all plans, programs and arrangements of Novelis except for the following: (a) Fullfilment of the Additional Pension Benefit stated in the May 2, 2002 employment letter and reiterated in the November 8, 2004 employment letter and all normal pension commitments; (b) fulfillment of any FY2009 AIP and LTIP I payments, if applicable to any employee, and (c) return of US Deferred Compensation held by Alcan for employment from 2002-2004. ; (ii) any and all claims or legal action against Novelis in any way arising out of or in any way related to Employee’s employment with Novelis or the cessation of her employment (including any claim of which the Employee is not aware and those not mentioned in this paragraph 4); and (iii) any and all claims Employee had, has or may have under any possible legal, equitable, tort, contract, common law, public policy or statutory theory, arising under any federal, state or local law, rule, ordinance or regulation in any jurisdiction, including but not limited to, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, and the Americans with Disabilities Act of 1990, all as amended to the date of this Agreement.
     (b) Novelis, for itself, parents, subsidiaries and affiliated companies, successors and assigns, does hereby voluntarily waive, release, hold harmless, acquit and forever discharge Employee from (i) any and all claims, charges, complaints, demands, damages, lawsuits, actions or causes of action it or they had, has or may have, known or unknown, and of any kind or description whatsoever, which arose prior to the execution of this Agreement; and (ii) any and all claims or legal action against Employee in any way arising out of or in any way related to Employee’s employment with Novelis (including any claim of which Novelis is not aware and those not mentioned in this paragraph 4(b)); and (iii) any and all claims it or they had, has or may have under any possible legal, equitable, tort, contract, common law, public policy or statutory theory, arising under any federal, state or local law, rule, ordinance or regulation. This subparagraph (b) does not apply to any act(s) or omission(s) by Employee during employment with Novelis (i) that meet a legal standard of gross negligence or fraud and that causes actual, material harm to Novelis, or (ii) that constitutes a criminal offense in any jurisdiction where Novelis is or has engaged in business.
5. Continued Cooperation: As consideration for the Goodwill Incentive, Employee agrees to: (i) cooperate and assist Novelis in the orderly transition of her roles and responsibilities, including but not limited to providing reasonably required information and signing or processing documents required for the orderly transition, and (ii) cooperate and assist Novelis, and provide truthful, accurate information in the investigation and handling of any pending or future litigation, regulatory proceeding, investigations, or administrative or other hearing, whether formal or informal, initiated by Novelis or by any person, entity or governmental body against Novelis or any subsidiary or affiliate of Novelis (a “Hearing”). Employee’s obligations to cooperate and assist Novelis includes the obligation to appear and testify as a witness at, to assist Novelis with preparation for and to retain all notes and other documents in her possession which may be relevant to any Hearing that relates to (in whole or in part) the period of time during which Employee was an employee of Novelis. Novelis agrees to reimburse Employee for reasonable out-of-pocket expenses incurred by her in connection with such cooperation and assistance, including reasonable attorneys’ fees approved in advance by Novelis.
6. Consulting Agreement: Employee agrees to provide general consulting services, including, but not limited to advice, preparation, and consultation related to matters about which she has knowledge by virtue of her former employment, to Novelis for a period of six (6) months from the Separation Date on an independent contractor basis. Employee will provide up to 10 hours of consulting per month during that period. Should the Employee provide more than 10 hours of consulting per month she will be paid at an hourly rate of $625 subject to a maximum of $5,000 per day. Novelis agrees to reimburse the Employee for reasonable out-of-pocket expenses incurred by her in connection with providing such consulting services.
7. Proprietary Information: Employee agrees that she shall not at any time, except as authorized by the Chairman of Novelis or his authorized designee, communicate, divulge or use, for Employee’s own benefit or for the benefit of any other person, firm, or corporation, any confidential or proprietary information concerning Novelis and its affiliates’ business, including but not limited to Novelis’ and its affiliates’ strategic initiatives, plans, operations, services, materials, policies, and such other information regarded as trade secrets or confidential or proprietary information under any applicable law, including without limitation information that is attorney work product or attorney- client privileged. These provisions do not apply to data or information that are compelled to be released by law or judicial process, or to data or information that are in the public domain, or are subsequently released by Novelis to the public domain.
8. Acknowledgment: By signing this Agreement and in connection with the release of any and all claims as set forth in paragraph 4, Employee and Novelis acknowledge, agree and represent that:
(a) The execution of this Agreement shall not constitute any admission by Novelis that it has violated any federal, state or local statute, ordinance, rule, regulation or common law, or that Employee has any meritorious claims whatsoever against Novelis.
(b) No promise or inducement has been offered to Employee, except as herein set forth;

(c) This Agreement is being executed voluntarily and knowingly by Employee and Novelis without reliance upon any statements by others or their representatives concerning the nature or extent of any claims or damages or legal liability therefore;
(d) This Agreement has been written in understandable language, and all provisions hereof are understood by Employee and Novelis;
(e) Employee has twenty-one (21) days from the receipt of this Agreement in which to decide whether to enter into this Agreement, sign it and return it to Bob Virtue at Novelis’ Human Resource Department. The Employee may sign this Agreement and return it to Bob Virtue prior to the expiration of the 21-day period; and
(h) Employee has the right to revoke this Agreement during a seven (7) day period by mailing a letter of revocation to Bob Virtue at the above address. Such a letter must be signed and received by Novelis no later than the seventh day after the date on which Employee signed the Agreement. This Agreement shall not become effective or enforceable until the seven (7) day revocation period expires.
9. Entirety of Agreement: This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement may not be modified, except in writing signed by Employee and Novelis. Novelis will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Novelis to absolutely and unconditionally assume and agree to perform this agreement in the same manner and to the same extent Novelis would be required to perform it if no such succession or assignment had taken place.
10. Governing Law: The Separation and Release Agreement shall be governed by and construed under the laws of the State of Georgia, without regard to conflicts of law principles. Any legal action to enforce this Separation and Release Agreement shall be brought in a competent court of law in the State of Georgia.
11. Severability: If any term, condition, clause or provision of any paragraph of this Agreement shall be determined by a court of competent jurisdiction to be void or invalid as a matter of law, or for any other reason, then only that term, condition, clause or provision as is determined to be void or invalid shall be stricken from this Agreement and the remaining portions of such paragraph shall remain in full force and effect in all other respects.
IN WITNESS WHEREOF, Employee and Novelis have freely, voluntarily and knowingly executed this Agreement at Atlanta on May 8, 2009.

/s/ Martha Finn Brooks	NOVELIS INC.
Martha Finn Brooks
	By:	/s/ D. Bhattacharya
Title: Vice Chairman

/s/ Robert Virtue	/s/ Denise Jones

Witness	Witness